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                                                                 EXHIBIT 11

                                            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                      AS OF DECEMBER 31, 2003 AND 2002


                                                                  Three Month Period                 Nine Month Period

                                                                2003 (3)      2002 (1) (2)       2003 (3)        2002(1) (2)
                                                                ----          ----               ----            ----
Net Earnings (in thousands)                                        $295             $287              $938             $797

  Basic earnings per share:
    Weighted average shares outstanding                         859,625          859,625           859,625          859,625

    Less unearned employee stock ownership plan shares          (18,170)         (24,728)          (19,178)         (26,448)

    Less shares repurchased                                    (341,939)        (341,981)         (341,945)        (340,769)

    Average option shares granted                                     0                0                 0                0

    Less assumed purchase of shares using treasury method             0                0                 0                0
                                                                     --                -                 -                -

  Common and common equivalent shares outstanding               499,516          492,916           497,882          492,408
                                                                =======          =======           =======          =======

  Earnings per common share - basic                               $0.59            $0.58             $1.88            $1.62
                                                                  =====            =====             =====            =====

  Diluted earnings per share:
    Weighted average shares outstanding                         859,625         859,625            859,625          859,625

    Less unearned employee stock ownership plan shares          (18,170)        (24,728)           (19,798)         (26,448)

    Less shares repurchased                                    (341,939)        (341,981)         (341,945)        (340,769)

    Average option shares granted  (2)                           70,044           87,688            69,611           87,688

    Less assumed purchase of shares using treasury method       (50,967)         (87,688)          (55,154)         (87,688)
                                                               --------         --------          --------         --------

  Common and common equivalent shares outstanding               518,593          492,916           512,339          492,408
                                                                =======          =======           =======          =======

  Earnings per common share - diluted                             $0.57            $0.58             $1.83            $1.62
                                                                  =====            =====             =====            =====

(1) See Note 3 for Earnings per Share
(2) Option price exceeds market price
(3) Market price exceeds option price



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